Exhibit 5.1

October 26, 2023

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Re: Beneficient Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Beneficient, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on October 26, 2023 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of (i) the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to (a) 17,901,459 shares of our Class A common stock, par value $0.001 (“Class A common stock” and such shares, the (“Initial Shares”)), (b) 942,249 warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A convertible preferred stock, par value $0.001 (the “Series A preferred stock”), at an exercise price of $11.50 (the “Warrants”), (c) 942,249 shares of Class A common stock and 942,249 shares of Series A preferred stock issuable upon the exercise of the Warrants (the “Resale Warrant Shares”), and (d) 235,562 shares of Class A common stock underlying 942,249 shares of Series A preferred stock (the “Resale Conversion Shares”) and (ii) the issuance by us to persons other than the current holder of the Warrants of (a) up to 942,249 shares of our Class A common stock and 942,249 shares of Series A preferred stock upon exercise of the Warrants (the “Primary Warrant Shares”) and (b) 235,562 shares of Class A common stock that may be issued upon conversion of the 942,249 shares of Series A preferred stock underlying such Warrants (the “Primary Conversion Shares” and together with the Initial Shares, the Resale Warrant Shares, the Resale Conversion Shares and the Primary Warrant Shares, the “Offered Securities”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) a copy of that certain Warrant Agreement, dated October 5, 2021, between Continental Stock Transfer & Trust Company (“Continental”) and Avalon Acquisition Inc., as amended, (vi) a copy of that certain Assignment, Assumption and Amendment to Warrant Agreement by and among the Company, Avalon and Continental, dated June 7, 2023, (vii) the Certificate of Designation for the Series A preferred stock (the “Series A Certificate of Designation”), (viii) the Certificate of Designation for the Series B-1 resettable convertible preferred stock, par value $0.001 per share (the “Series B-1 preferred stock”), (ix) that certain notice of conversion for the Series B-1 preferred stock delivered by The GRID Holding Co. LLC to the Company on September 29, 2023 and (x) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

Beneficient October 26, 2023 Page 2

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Nevada and the laws of the State of New York, as currently in effect.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Initial Shares have been duly authorized and are validly issued, fully paid and are non-assessable.

2.

The Resale Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.

The Resale Conversion Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Series A Certificate of Designation, will be validly issued, fully paid and non-assessable.

4.

The Primary Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

5.

The Primary Conversion Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Series A Certificate of Designation, will be validly issued, fully paid and non-assessable.

6.	The Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms.

The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP